Exhibit 5.1

[General Mills, Inc. Letterhead]

August 12, 2014

General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, MN 55426

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

          I am a Senior Counsel and Assistant Secretary of General Mills, Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,600,000 shares of common stock, par value $0.10 per share, of the Company under the General Mills, Inc. Direct Purchase Plan (the “Plan”), plus such indeterminate number of shares of Common Stock as may become issuable as a result of antidilution adjustments (the “Common Stock”).

          I and those under my supervision have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. I have relied as to matters of fact (but not legal conclusions), to the extent I deem proper, on certificates of responsible officers of the Company and of public officials.

          Based on the foregoing, I am of the opinion that:

          The offer and sale of the Common Stock pursuant to the Plan have been duly authorized, and in the event the Company issues the Common Stock for offer and sale pursuant to the Plan, those shares of Common Stock have been duly reserved for issuance by all necessary corporate action, and such Common Stock, when offered and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

          My opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America.

          I hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of the Securities” contained in the prospectus that is part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Chris A. Rauschl

Chris A. Rauschl
Senior Counsel and Assistant Secretary